Exhibit 99(e)

KEYCORP STUDENT LOAN TRUST 2001-A
OFFICERS’ CERTIFICATE

JPMorgan Chase Bank, N.A., IT	MBIA Insurance Corporation
4 New York Plaza, 6th Floor	113 King Street
New York, NY 10004	Armonk, NY 10504
ATTN: ITS – Global Debt	ATTN: Data Administration
Phone: (212) 623-5427	Phone (914) 765-3772
Fax: (212) 623-5933	Fax: (914) 765-3810

KeyBank National Association
800 Superior Ave, 4th Floor
Cleveland, Ohio 44114
ATTN: President, KER
Phone: (216) 828-4293
Fax: (216) 828-9301

Pursuant to Section 3.09 of the Indenture between KeyCorp Student Loan Trust 2001-A, as Issuer, and JPMorgan Chase Bank, N.A., successor in interest to The Chase Manhattan Bank, as Indenture Trustee, dated September 1, 2001, the undersigned hereby certifies that (i) a review of the activities of the Issuer from January 1, 2004 through December 31, 2004, and of its performance under the Indenture has been made, and (ii) to the best of my knowledge, based on such review, the Issuer has fulfilled all its obligations under the Indenture throughout such period.

KEYCORP STUDENT LOAN TRUST 2001-A,

	By:	KeyBank National Association, successor in interest to Key Bank USA, National Association, as Administrator

Date: March 14, 2005		By: /S/ DANIEL G. SMITH
Name: Daniel G. Smith
Title: Senior Vice President

By: /S/ KRISTA C. NEAL
Name: Krista C. Neal
Title: Vice President